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Exhibit 21.1

                     Subsidiaries of Arbinet Holdings, Inc.

Name                                       Jurisdiction of Incorporation
----                                       -----------------------------

ArbinNet Services, Inc.                    Delaware
ABNT, Inc.                                 Delaware
ANIP, Inc. (f/k/a SNIP, Inc.)              Nevada
ArbiNET, Inc.                              Delaware
ArbiNet Communications, Inc.               New Jersey
AriNet Japan Co., Ltd.                     Japan
ArbiNet Israel Ltd.                        Israel
ArbiNet Communications, Hong Kong, Ltd.    Hong Kong
Bell Fax, Inc.                             Delaware
Bell Fax II, Inc.                          Delaware
ArbiNet Enhanced Services, Inc.            Delaware